Exhibit 99.7

       Acquisition Adds Wireless KVM Switching and Extension Capabilities


    HUNTSVILLE, Ala., Nov. 17 /PRNewswire-FirstCall/ -- Avocent Corporation (Nasdaq: AVCT) today announced that it signed a definitive agreement to acquire Crystal Link Technologies, a privately-held company located in Escondido, California. The acquisition is subject to Crystal Link shareholder approval. The acquisition is expected to close during the fourth quarter and will not have a material effect on Avocent's fourth quarter results. The agreement provides for a total purchase price of $13.2 million consisting of an initial payment of $8.2 million in a combination of cash and Avocent stock with additional earn-out payments possible of up to $5 million based on future technical enhancement and sales related performance goals.

    "The Crystal Link acquisition accelerates Avocent's development of wireless technology for KVM switching and extension products," stated John R. Cooper, president and chief executive officer of Avocent Corporation. "We believe there are significant growth opportunities for Avocent with the addition of Crystal Link's wireless technology that parallels the growth in other wireless PC and server applications. By combining industry standard wireless devices with proprietary digital processing and data compression technology from Crystal Link, we have a platform that is applicable to a wide range of new and existing product applications for Avocent.

    "We look forward to introducing the industry's first wireless KVM extender to new customers this quarter. This new technology will enable wireless extension of computer keyboard, mouse, digital audio and VGA video signals. We expect to introduce additional wireless products in the first quarter of 2004 that will further expand opportunities for wireless applications."

    Commenting on the transaction, Rick Moore, founder and president of Crystal Link Technologies, stated, "We are excited to join with Avocent to continue their demonstrated leadership in new product innovation. Avocent's innovative work environment will enable our entrepreneurial spirit to thrive. The strong relationship between our two companies has already been demonstrated with the announcement of the LongView(R) Wireless, the industry's first wireless KVM product. We are already working on technology advancements and new products that will not only satisfy the needs of Avocent's traditional customers, but will create opportunities in new markets."

    Crystal Link's wireless technology uses industry standard 802.11a wireless protocols to take advantage of mass-production RF devices to provide an economical platform for its proprietary digital processing and data compression technology that is virtually identical to wired devices in terms of speed and data transmission. The current technology supports 24 bit color, screen resolutions of 1024 x 768 and video at 30 frames per second.

    Avocent's first wireless KVM product, LongView(R) Wireless, includes a wireless keyboard, video and mouse (KVM) extender that connects remote monitors, keyboards, mice and audio devices to a computer without cables. The device uses industry standard technology that is essentially plug-and-play and requires no drivers or application software. The advantages of reduced cabling and simplified installation will be major selling points for the new wireless KVM solutions.


    About Crystal Link Technologies

    Crystal Link Technologies was founded in 2002 and designs, manufactures and sells a family of wireless, industry standard PC video solutions. The Company's patent pending wireless solutions combine proprietary digital processing and data compression technology with the latest broadband digital RF transmission enabling performance that is virtually identical to traditional wired displays.


    About Avocent Corporation

    Avocent Corporation is the leading supplier of connectivity solutions for enterprise data centers, service providers, and financial institutions worldwide. Branded products include switching, extension, remote access, and video display solutions. Additional information is available at:
www.avocent.com.


    Forward-Looking Statements

    This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These include statements regarding the development and introduction of new products and technologies, the size and growth of the potential markets for these products and technologies in the future, the revenue for these new products and technologies in the future, and engineering and design activities. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with general economic conditions, risks attributable to future product demand, sales, and expenses, risks associated with reliance on a limited number of customers, component suppliers, and single source components, risks associated with product design efforts and the introduction of new products and technologies, and risks associated with obtaining and protecting intellectual property rights. Other factors that could cause operating and financial results to differ are described in Avocent's annual report on Form 10-K filed with the Securities and Exchange Commission on March 27, 2003. Other risks may be detailed from time to time in reports to be filed with the SEC. Avocent does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.



SOURCE  Avocent Corporation
    -0-                             11/17/2003
    /CONTACT: Dusty Pritchett, Senior Vice President of Finance and Chief Financial Officer of Avocent Corporation, +1-256-217-1300/
    /Web site:  http://www.avocent.com /
    (AVCT)

CO:  Avocent Corporation; Crystal Link Technologies
ST:  Alabama
IN:  CPR MLM
SU:  TNM